UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 19, 2013

Momenta Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50797	04-3561634
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 West Kendall Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

(617) 491-9700

(Registrant’s telephone number,

 including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events

As previously disclosed, in December 2011, Momenta Pharmaceuticals, Inc. (the “Company”) and Baxter International, Inc., Baxter Healthcare Corporation and Baxter Healthcare SA (collectively, “Baxter”), entered into a global collaboration and license agreement (the “Baxter Agreement”), to develop and commercialize up to six biosimilar product candidates. The Baxter Agreement became effective in February 2012.  Under the Baxter Agreement, the Company and Baxter agreed to collaborate, on a world-wide basis, on the development and commercialization of two biosimilars, M923 and M834.  In July 2012, Baxter selected a third product for inclusion in the collaboration, a monoclonal antibody for oncology which has been designated as M511.

On December 19, 2013, Baxter terminated its option to license M511 under the Baxter Agreement following an internal portfolio review.  The Company and Baxter are continuing to collaborate on M923 and M834 and evaluate additional products for development.   The Company will continue to develop M511 as part of its biosimilar business.  Baxter has the right, until February 2015, to select up to three additional biosimilars to be included in the collaboration.  Momenta may also consent, at its option, to allow Baxter to name a replacement product for M511, if Baxter requests such replacement.

Of the $26 million in product milestones the Company was targeting to earn in 2014, $7 million is associated with M511. Therefore, the Company is now targeting aggregate milestones of $19 million associated with M923 and M834 in 2014.  In addition, of the $80 million in potential technical and development milestones the Company could earn under the Baxter Agreement, $14 million relate to M511, and of the $300 million in potential regulatory milestones the Company could earn under the Baxter Agreement, $50 million relate to M511.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

	By:	/s/ Richard P. Shea
Richard P. Shea
Chief Financial Officer
(Principal Financial Officer)

Date: December 20, 2013